Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE

CULLEN/FROST BANKERS ANNOUNCES ELECTION
OF HOPE ANDRADE TO BOARD OF DIRECTORS

SAN ANTONIO, Jan. 26, 2024 – The board of directors of Cullen/Frost Bankers, Inc. (NYSE: CFR) announced that Hope Andrade has been elected to the board. Andrade will join the board’s Audit and Risk committees.

“We’re fortunate to add someone of Hope’s experience and prestige to our board of directors,” said Phil Green, Cullen/Frost Chairman and CEO. “She is a longtime Texas entrepreneur and leader with a wealth of knowledge about the workings of our state. All of us look forward to having her perspective as we grow and prosper.”

Andrade served as Texas’ first Latina secretary of state, serving from 2008-12, and also served as commissioner and chair of the Texas Department of Transportation and commissioner representing employers on the Texas Workforce Commission. In the private sector, Andrade is a partner with Go Rio San Antonio River Cruises and co-founder and partner of Andrade-Van de Putte & Associates, a bipartisan consulting firm.

In addition, Andrade has served as chair of the San Antonio Chamber of Commerce and the Hispanic Chamber of Commerce. She is an investor and board member with the San Antonio Missions Baseball Club, and she has won numerous personal, business, community and international awards and recognitions.

About Frost:
Frost is the banking, investments and insurance subsidiary of Cullen/Frost Bankers, Inc. (NYSE: CFR), a financial holding company with $50.8 billion in assets at Dec. 31, 2023. One of the 50 largest U.S. banks by asset size, Frost provides a full range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped Texans with their financial needs during three centuries. For more information, visit www.frostbank.com.